Exhibit 10.1

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT dated February 8, 2013 (the “Agreement”) is by and between TRANZYME, INC., a Delaware corporation (the “Company”), and DAVID MOORE, an individual residing in Cary, North Carolina (the “Executive”).

WHEREAS, the Company and the Executive entered into a Change in Control Agreement effective as of November 2, 2011 (the “CIC Agreement”);

WHEREAS, terms with initial capitalization that are not otherwise defined in this Agreement have the meanings set forth in the CIC Agreement; and

WHEREAS, the parties desire to supplement the CIC Agreement by providing for certain severance benefits, as set forth herein, in the event of the Executive’s involuntary termination of employment not in connection with a Change of Control.

NOW, THEREFORE, the Company and the Executive, each intending to be legally bound hereby, do mutually covenant and agree as follows:

1.                                      Eligibility for Severance Benefits Pursuant to this Agreement.  The Executive shall be eligible for Severance Benefits under this Agreement if the Executive’s employment is terminated by the Company without Cause (other than by reason of his death or disability), and such termination is not in immediate anticipation of, concurrent with or within twelve months following a Change of Control.  For the avoidance of doubt, in no event shall severance pay or benefits be payable to Executive under both this Agreement and the CIC Agreement or any other contract, plan or program.

2.                                      Severance Benefits.  Upon the termination of the Executive’s employment under the circumstances set forth in Paragraph 2 of this Agreement and provided that the Executive timely enters into, does not revoke and complies with a separation agreement in a form provided by the Company that shall include a general release against the Company and related persons and entities, a non-disparagement provision and a reaffirmation of any Restrictive Covenant Agreements (as defined below), the following shall occur:

(a)                                 the Company shall pay to the Executive severance in the form of salary continuation (“Salary Continuation”) for the six (6) month period immediately following the date of termination (the “Salary Continuation Period”), such Salary Continuation to commence within 60 days of the date of termination, provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation shall commence in the second calendar year.  Each Salary Continuation payment is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2) and the initial installment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination.  The above notwithstanding, if the Executive receives or is entitled to receive compensation in connection with any employment or consulting relationship with any other person or entity during the Salary Continuation Period (“Outside Compensation”), the Salary Continuation shall be reduced on a dollar for dollar basis by the Outside Compensation.

The Executive agrees to report promptly any Outside Compensation to the Company and reimburse promptly the Company in the event of an overpayment of Salary Continuation; and

(b)                                 if the Executive was participating in the Company’s group health plan immediately prior to the date of termination and elects health continuation under 29 U.S.C. §1161 et seq. (commonly known as “COBRA”), then the Company shall pay to the Executive a monthly cash payment until the earlier of (i) the date that is the end of the Salary Continuation Period, or (ii) the date the Executive obtains new employment or otherwise becomes ineligible for COBRA (in any event the “Benefits Continuation Period”), in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company through the end of the Benefit Continuation Period.

3.                                      Section 409A.

(a)                                 Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.

(b)                                 The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)                                  All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)                                 To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e)                                  The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

4.                                      Withholding.  All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

5.                                      Consent to Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce this Agreement, including any Restrictive Covenant Agreement (as defined below), the parties hereby consent to the jurisdiction of the federal and state courts of Wake County, North Carolina.  Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

6.                                      Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior agreements between the parties concerning such subject matter, including, without limitation, any offer letter or employment agreement; provided, this Agreement shall not affect the Executive’s obligations under any agreement that the Executive executed with respect to noncompetition, nonsolicitation and/or assignment of inventions (“Restrictive Covenant Agreements”), the terms of which are in full force and effect and incorporated by reference herein; provided further, this Agreement shall not affect the Executive’s rights and obligations under the CIC Agreement or under the Company’s stock plan or any stock option agreement(s) applicable to equity grants made to the Executive (collectively the “Equity Documents”), all of which shall remain in full force and effect.

7.                                      Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any Section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

8.                                      Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this

Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

9.                                      Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight currier service of by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company, or to the Company at its main office, attention of the Board of Directors.

10.                               Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

11.                               Governing Law.  This is a North Carolina contract and shall be construed under and be governed in all respects by the laws of the State of North Carolina, without giving effect to the conflict of laws principles of such State.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Fourth Circuit.

12.                               Successor to Company.  This Agreement shall be binding on any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.  For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the Executive shall not be entitled to any benefits under this Agreement solely as a result of the ending of the Executive’s employment with the Company in connection with a transaction if Executive becomes an employee of any such direct or indirect successor.

13.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TRANZYME, INC.

By:	/s/ Vipin K. Garg, Ph.D.
Name:	Vipin K. Garg, Ph.D.
Title:	President & CEO

/s/ David Moore
David Moore